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As filed with the Securities and Exchange Commission on May 14 , 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABGENIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3248826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6701 Kaiser Drive
Fremont, California 94555
(510) 608-6500
(Address, including ZIP Code and Telephone Number, Including
Area Code, of Principal Executive Offices)

Abgenix, Inc. 1999 Nonstatutory Stock Option Plan
Abgenix, Inc. Canadian Employee Stock Purchase Plan

(Full Title of the Plan)

Raymond M. Withy, Ph.D.
Chief Executive Officer
Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
(510) 608-6500

(Name, Address Including Zip Code and Telephone Number Including Area Code
of Agent for Service of Process)

Copies to:

Susan L. Thorner
Vice President, General Counsel and Secretary
Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
(510) 608-6500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Fee(3)	Amount of Registration Price(3)

Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, Common Stock, par value $0.0001 per share	4,000,000 Shares	$13.22	$52,880,000	$4865

Abgenix, Inc. Canadian Employee Stock Purchase Plan, Common Stock, par value $0.0001 per share	200,000 Shares	$13.22	$2,644,000	$243

(1)
This registration statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the prospectus or Plan.
(2)
Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)
Pursuant to Rule 457(h), because the price of the shares to be issued pursuant to the Plan is not currently determinable, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high ($13.59) and low ($12.85) sale prices of Abgenix, Inc. Common Stock as reported on the Nasdaq National Market System on May 10, 2002 (which is a date within five business days of the date of filing of this registration statement).

        The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

        The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428 (b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The SEC requires us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in those documents is considered part of the prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, until we terminate the effectiveness of this Registration Statement.

        The following documents filed with the SEC are hereby incorporated by reference:

  (a)
  Our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act containing audited financial statements for our fiscal year ended December 31, 2001, filed on March 29, 2002.

  (b)
  The description of our Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 5, 1998.

  (c)
  The description of our Preferred Share Purchase Rights contained in Amendment No. 2 to the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 14, 2002.

Item 5. The legality of the securities covered by this registration statement has been passed upon for Abgenix, Inc. by Susan L. Thorner, Esq., its Vice President, General Counsel and Secretary. Ms. Thorner owns options to purchase shares of Abgenix Common Stock that were granted to her under the Company's stock option plans.

Item 6. Indemnification of Directors and Officers.

        Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (1) any breach of their duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. This limitation does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification.

        We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 8. Exhibits.

        The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, effective as of January 14, 2002.
4.2	Abgenix, Inc. Canadian Employee Stock Purchase Plan.
4.3(1)	Amended and Restated Preferred Shares Rights Agreement, between Abgenix, Inc. and Mellon Investor Services LLC, as Rights Agent, dated May 9, 2002.
5.1	Opinion of counsel re legality.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

(1)
Incorporated by reference to the same exhibit filed with the Company's Registration Statement on Form 8-A, filed May 14, 2002.

Item 9. Undertakings.

        The undersigned Registrant hereby undertakes:

        1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, State of California, on May 14, 2002.

ABGENIX, INC.
By:	/s/ RAYMOND M. WITHY, PH.D. Name: Raymond M. Withy, Ph.D. Title: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        The officers and directors of Abgenix, Inc. whose signatures appear below, hereby constitute and appoint Raymond M. Withy, Ph.D. and Kurt W. Leutzinger, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their, his or her substitutes, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 14, 2002.

Signature	Title	Date

/s/ R. SCOTT GREER R. Scott Greer	Chairman of the Board	May 14, 2002
/s/ RAYMOND M. WITHY, PH.D. Raymond M. Withy, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2002
/s/ KURT W. LEUTZINGER Kurt W. Leutzinger	Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2002
/s/ M. KATHLEEN BEHRENS, PH.D. M. Kathleen Behrens, Ph.D.	Director	May 14, 2002
/s/ RAJU S. KUCHERLAPATI, PH.D. Raju S. Kucherlapati, Ph.D.	Director	May 14, 2002
/s/ MARK B. LOGAN Mark B. Logan	Director	May 14, 2002
/s/ STEPHEN A. SHERWIN, M.D. Stephen A. Sherwin, M.D.	Director	May 14, 2002

EXHIBIT INDEX

Exhibit No.		Description
4.1		Amended and Restated Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, effective as of January 14, 2002.
4.2		Abgenix, Inc. Canadian Employee Stock Purchase Plan.
4.3	(1)	Amended and Restated Preferred Shares Rights Agreement, between Abgenix, Inc. and Mellon Investor Services LLC, as Rights Agent, dated May 9, 2002.
5.1		Opinion of counsel re legality.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of counsel (included in Exhibit 5.1).
24.1		Power of Attorney (included on the signature page of this Registration Statement).

(1)
Incorporated by reference to the same exhibit filed with the Company's Registration Statement on Form 8-A, filed May 14, 2002.

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PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURE
SIGNATURES AND POWER OF ATTORNEY
EXHIBIT INDEX